UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

UNIPRO FINANCIAL SERVICES, INC.
(Name of Registrant as Specified In Its Charter)

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☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

INFORMATION STATEMENT
OF
UNIPRO FINACIAL SERVICES, INC.
31200 VIA COLINAS, SUITE 200
WESTLAKE VILLAGE, CA 91362

We Are Not Asking You For A Proxy And You Are Requested Not To Send Us A Proxy.

This Information Statement is first being furnished on or about October [____], 2006 to the holders of record as of the close of business on September [_____], 2006 of the common stock of Unipro Financial Services, Inc. (“UniPro”).

UniPro’s Board of Directors has approved, and three stockholders owning 3,550,000 shares of the 5,434,868 shares of UniPro’s common stock (the “Common Stock”) outstanding as of September 5, 5006, have consented in writing to the action described below. Such approval and consent constitute the approval and consent of a majority of the total number of shares of outstanding Common Stock and are sufficient under Sections 607.0821 and 607.0704 of the Florida Revised Statutes and UniPro’s By-Laws to approve the action. Accordingly, the action will not be submitted to the other stockholders of UniPro for a vote, and this Information Statement is being furnished to stockholders to provide them with certain information concerning the action in accordance with the requirements of the Securities Exchange Act of 1934 and the regulations promulgated thereunder, including Regulation 14C, and Chapter 607 of the Florida Revised Statutes.

ACTION BY BOARD OF DIRECTORS
AND
CONSENTING STOCKHOLDERS

GENERAL

UniPro will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. UniPro will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of UniPro’s common stock.

UniPro will only deliver one Information Statement to multiple security holders sharing an address unless UniPro has received contrary instructions from one or more of the security holders. Upon written or oral request, UniPro will promptly deliver a separate copy of this Information Statement and any future annual reports and information statements to any security holder at a shared address to which a single copy of this Information Statement was delivered, or deliver a single copy of this Information Statement and any future annual reports and information statements to any security holder or holders sharing an address to which multiple copies are now delivered. You should direct any such requests to the following address:

UniPro Financial Services, Inc.
31200 Via Colinas, Suite 200
Westlake Village, CA 91362
Attn: John Vogel

INFORMATION ON CONSENTING STOCKHOLDERS

Pursuant to UniPro’s Bylaws and the Florida Revised Statutes, a vote by the holders of at least a majority of UniPro’s outstanding capital stock is required to effect the action described herein. UniPro’s Articles of Incorporation does not authorize cumulative voting. As of the record date, UniPro had 5,434,868 voting shares of Common Stock issued and outstanding of which 2,717,435 shares are required to pass any stockholder resolutions. The consenting stockholders, who consist of three current stockholders of UniPro, are collectively the record and beneficial owners of 3,550,000 shares of UniPro’s Common Stock outstanding as of September 5, 2006, which represents 65% of the issued and outstanding shares of UniPro’s Common Stock. Pursuant to 607.0704 of the Florida Revised Statutes, the consenting stockholders voted in favor of the actions described herein in a joint written consent, dated September 5, 2006, attached hereto as Exhibit A. No consideration was paid for the consent. The consenting stockholders’ names, affiliations with UniPro, and their beneficial holdings are as follows:

Name	Affiliation	Shares Beneficially Held	Percentage
Jaybelle, Inc.	Stockholder	1,970,000	36%

SJ Investments, Inc.	Stockholder	800,000	15%

Castle Bison, Inc.	Stockholder	780,000	14%

Total		3,550,000	65%

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

None

PROPOSALS BY SECURITY HOLDERS

None

DISSENTERS’ RIGHT OF APPRAISAL

None

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 5, 2006, certain information regarding the ownership of UniPro’s capital stock by each director and executive officer of UniPro, each person who is known to UniPro to be a beneficial owner of more than 5% of any class of UniPro’s voting stock, and by all officers and directors of UniPro as a group. Unless otherwise indicated below, to UniPro’s knowledge, all persons listed below have sole voting and investing power with respect to their shares of capital stock, except to the extent authority is shared by spouses under applicable community property laws.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of all classes of UniPro common stock subject to options, warrants or convertible securities exercisable or convertible within 60 days of September 5, 2006 are deemed outstanding for computing the percentage of the person or entity holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person, and is based on 5,434,868 shares of the Common Stock issued and outstanding on a fully diluted basis, as of September 5, 2006.

Title of Class	Name and Address Of Beneficial Owners (1)		Amount and Nature Of Beneficial Ownership	Percent Of Class

Common Stock	Jaybelle, Inc.		1,970,000	36%
Common Stock	SJ Investments, Inc.		800,000	15%
Common Stock	Castle Bison, Inc.		780,000	14%
Common Stock	John Vogel, CEO and Director		20,000	*
Common Stock	Vincent Finnegan, Director		20,000	*
Common Stock	Robert Scherne, Chief Financial Officer		85,000	2%
Common Stock	All Officers and Directors as a Group	(2)	125,000	3%
——————
(1)	Unless otherwise noted, the address for each of the named beneficial owners and directors and officers is 31200 Via Colinas, Suite 200, Westlake Village, CA 91362.

(2)	Includes John Vogel, Vincent Finnegan and Robert Scherne.

CHANGE IN CONTROL

None.

NOTICE TO STOCKHOLDERS OF ACTION APPROVED BY CONSENTING STOCKHOLDERS

The following action was taken based upon the unanimous recommendation of UniPro’s Board of Directors (the “Board”) and the written consent of the consenting stockholders as set forth in Exhibit A:

ACTION 1
AMENDMENT TO THE ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED SHARES & CHANGE NAME

On September 1, 2006, UniPro entered into a share exchange agreement with China Fire Protection Group, Inc. and its shareholders. We previously filed the agreement on Form 8-k on September 5, 2006. Pursuant to the terms of the agreement, UniPro will exchange approximately 701,538.46 of UniPro’s Series A Convertible Preferred Stock, convertible into 22.8 million common shares upon the amendment to the articles of incorporation provided herein becoming effective, for all the issued and outstanding shares of China Fire Protection Group, Inc. As part of the transaction, UniPro agreed to undertake a combination of its capital stock on a 5:1 basis.

On September 5, 2006, the Board authorized a combination of common stock. Pursuant to the combination, each 5 shares of the UniPro’s common stock is combined into 1 share thereby effecting a 5:1 reverse stock split. Subsequent to the combination, the Board and the consenting stockholders adopted and approved an amendment to increase the number of its authorized common stock.

The Board and the consenting stockholders have adopted and approved an amendment to:

•	change the name of the company from UniPro Financial Services, Inc., to China Fire Protection Group, Inc; and

•	increase the number of UniPro’s authorized shares of capital stock from 18,000,000 (post reverse split shares) to 70,000,000 (post split shares) shares (the “Authorized Share Increase”).

After the filing of the amendment, UniPro’s name will change to China Fire Protection Group, Inc., and its capital stock will consist of 65,000,000 common shares and 5,000,000 preferred shares. The Authorized Share Increase increases the number of UniPro’s auhorized Common Shares from 13,000,000 post split to 65,000,000. The Common Shares have the same rights and preferences as UniPro’s other Common Shares. The Common Shares do not have preemptive rights. The text of the resolutions approving the amendment is attached hereto as Exhibit A.

The Authorized Share Increase will be implemented by filing an Article of Restatement with the Secretary of State of the State of Florida, a form of which is attached as an exhibit to the resolution set forth as Exhibit A. Under federal securities laws, UniPro cannot file the Article of Restatement until at least 20 days after the mailing of this Information Statement.

As of the date of the consent, the authorized number of shares of UniPro’s Common Stock was 65,000,000 (13,000,000 post reverse split), of which 5,434,868 (1,086,973 post reverse split) shares are outstanding. The Board and the consenting stockholders believes that additional authorized shares of Common Stock is in UniPro’s best interest as the additional shares could be issued for raising of additional equity capital or other financing activities, stock dividends or the exercise of stock options. The future issuance of additional shares of Common Stock on other than a pro rata basis to existing stockholders will dilute the ownership of the current stockholders, as well as their proportionate voting rights.

The following summarizes the capitalization of UniPro taking into account the previously authorized reverse stock split and the Authorized Share Increase, the number of shares of UniPro’s common stock will be as follows (subject to slight adjustment for rounding of fractional shares):

	Common Stock Outstanding	Authorized Common Stock	Preferred Stock Outstanding	Authorized Preferred Stock
Pre Reverse Split	5,434,868	65,000,000	0	5,000,000

1 for 5	1,086,973	13,000,000	0	5,000,000

Post Reverse Split	1,086,973	65,000,000	0	5,000,000

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Exchange Act and in accordance with the Exchange Act, we file periodic reports, documents and other information with the SEC relating to our business, financial statements and other matters.  These reports and other information may be inspected and are available for copying at the offices of the SEC, 450 Fifth Street, NW, Washington, DC 20549 or may be accessed on the SEC website at www.sec.gov.

EXHIBIT A

JOINT WRITTEN CONSENT
OF THE
BOARD OF DIRECTORS
AND
MAJORITY STOCKHOLDERS
OF
UNIPRO FINANCIAL SERVICES, INC.
a Florida Corporation

The undersigned, being all of the members of the Board of Directors and the holders of at least a majority of the outstanding capital stock of Unipro Financial Services, Inc., a Florida corporation (the “Corporation”), acting pursuant to the authority granted by Sections 607.0821 and 607.0704 of the Florida Revised Statutes and the By-Laws of the Corporation, do hereby adopt the following resolutions by written consent as of September 5, 2006:

AMENDMENT TO ARTICLES OF INCORPORATION

WHEREAS, it is proposed that the Corporation amend its Articles of Incorporation, substantially in the form of Exhibit A attached hereto (the “Articles of Restatement”); and

WHEREAS, the Board deems the amendments set forth in the Articles of Restatement is in the best interests of the Corporation and its shareholders and recommends that the shareholders adopt such amendment.

NOW, THEREFORE, BE IT RESOLVED, that the Articles of Incorporation of the Corporation be amended and adopted by the Corporation in the form as attached hereto as Exhibit A.

This Joint Written Consent shall be added to the corporate records of this Corporation and made a part thereof, and the resolutions set forth above shall have the same force and effect as if adopted at a meeting duly noticed and held by the Board of Directors and the stockholders of this Corporation. This Joint Written Consent may be executed in counterparts and with facsimile signatures with the effect as if all parties hereto had executed the same document. All counterparts shall be construed together and shall constitute a single Joint Written Consent.

DIRECTOR	SHAREHOLDERS

CASTLE BISON, INC.
__/s/__________________________
John Vogel	__/s/__________________________
By: Raul Silvestre
It: Sole Shareholder, President and Director
Number of Common Shares: 780,000
__/s/__________________________
Vincent Finnegan

JAYBELLE, INC

__/s/__________________________
By: Martin Sumichrast
Its: President and Director
Number of Common Shares: 1,970,000

SJ INVESTMENTS, INC.

_/s/___________________________
By: John Scardino
Its: President and Director
Number of Common Shares: 800,000

Exhibit A
Amended Articles of Incorporation

ARTICLES OF RESTATEMENT OF THE
ARTICLES OF INCORPORATION
OF Unipro Financial Services, Inc

Unipro Financial Services, Inc., pursuant to Sections 607.1003, 607,1006 and 607.1007 of the Florida Revised Statutes, adopts this Amended and Restated Articles of Incorporation. The following Amended and Restated Articles of Incorporation requires shareholder approval and was adopted by unanimous consent of the Board of Directors pursuant to Section 607.0821 of the Florida Revised Statutes and by Consent of Majority Stockholders pursuant to Section 607.0704 of the Florida Revised Statutes. The number of shares approving this Amended and Restated Articles of Incorporation was sufficient for approval.

The following Amended and Restated Articles of Incorporation amends the original Articles of Incorporation in its entirety, as follows:

ARTICLE I

The name of the corporation is China Fire Protection Group, Inc.

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Chapter 607 of the Florida Revised Statues.

ARTICLE III

This Corporation is authorized to issue SEVENTY MILLION (70,000,000) shares of Capital Stock consisting of two classes to be designated, respectively, preferred stock (“Preferred Stock”) and common stock (“Common Stock”). All reference to authorized shares contained below shall refer to post split shares.

The Corporation’s Capital Stock may be sold from time to time for such consideration as may be fixed by the Board of Directors, provided that no consideration so fixed shall be less than par value. All Capital Stock of this Corporation shall be issued only upon the receipt of the full consideration fixed for the issuance of such stock. Such stock, once issued, shall be fully paid and nonassessable.

All shares of Capital Stock issued by this Corporation shall have one vote in every matter submitted to the Shareholders unless specifically stated to the contrary in any applicable certificate of designation. In its discretion, the Board of Directors may authorize the issuance of Shares of Convertible Preferred with voting rights commensurate with the number of shares of Common Stock that are issuable upon such conversion.

On September 5, 2006, the Corporations board of directors agreed a 5:1 reverse stock split to be effective on September 14, 2006 (the “Split Effective Date”), each 5 shares of common stock, par value $.0001 per share, of the Corporation issued and outstanding immediately prior to the Split Effective Date (the “Old Common Stock”) shall automatically without any action on part of the holder thereof, be reclassified and changed into one share of common stock, which the Corporation shall be authorized to issue immediately subsequent to the Split Effective Date (the “New Common Stock”). Each holder of a certificate or certificates which immediately prior to the Split Effective Date represented outstanding shares of Old Common Stock (the “Old Certificates”) shall, from and after the Split Effective Date, be entitled to receive upon surrender of such Old Certificates to the Corporation’s transfer agent for cancellation, a certificate or certificates (the “New Certificates”) representing the shares of New Common Stock into which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. No fractional shares of New Common Stock of the Corporation shall be issued. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation. Instead, any fractional share shall be rounded to the next whole share.

3.1 Common Stock. The total number of shares of Common Stock the Corporation shall have the authority to issue is 65,000,000, par value $0.001 per share.

3.2 Preferred Stock. The total number of shares of Preferred Stock that the Corporation shall have the authority to issue is 5,000,000, par value $0.001 per share. The Board of Directors of the Corporation is expressly authorized, subject to limitations prescribed by law and the provisions of this Article 3, to provide for the issuance of the shares of Preferred Stock from time to time in one or more series, and by filing a certificate pursuant to the Florida law, to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares as may be permitted by Florida laws.

3.2.1 SERIES A CONVERTIBLE PREFERRED STOCK DESIGNATION AND AMOUNT

         Two million (2,000,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated "Series A Convertible Preferred Stock" with the following rights, preferences, powers, privileges, restrictions, qualifications, and limitations.

3.2.1.1. Fractional Shares.

Series A Convertible Preferred Stock may be issued in fractional shares.

3.2.1.2. Dividends.

Series A Convertible Preferred Stock shall be treated pari passu with Common Stock except that the dividend on each share of Series A Convertible Preferred Stock shall be equal to the amount of the dividend declared and paid on each share of Common Stock multiplied by the Conversion Rate.

3.2.1.3. Liquidation, Dissolution, or Winding Up.

Series A Convertible Preferred Stock shall be treated pari passu with Common Stock except that the payment on each share of Series A Convertible Preferred Stock shall be equal to the amount of the payment on each share of Common Stock multiplied by the Conversion Rate. .

3.2.1.4. Voting.

The shares of Series A Convertible Preferred Stock shall vote on all matters as a class with the holders of Common Stock and each share of Series A Convertible Preferred Stock shall be entitled to the number of votes per share equal to the Conversion Rate.
3.2.1.5. Conversion Rate and Adjustments.

(a) Conversion Rate. The Conversion Rate shall be 32.5 shares of Common Stock (as adjusted pursuant to this Section 5) for each share of Series A Convertible Preferred Stock.

   (b) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the issuance of the Series A Convertible Preferred Stock effect a subdivision of the outstanding Common Stock, the Conversion Rate then in effect immediately before that subdivision shall be proportionately increased. If the Corporation shall at any time or from time to time after the issuance of the Series A Convertible Preferred Stock combine the outstanding shares of Common Stock, the Conversion Rate then in effect immediately before the combination shall be proportionately decreased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(c) Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation, or merger involving the Corporation in which the Common Stock (but not the Series A Convertible Preferred Stock) is converted into or exchanged for securities, cash, or other property, then, following any such reorganization, recapitalization, reclassification, consolidation, or merger, each share of Series A Convertible Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Convertible Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation, or merger would have been entitled to receive pursuant to such transaction.

3.2.1.6.  Mandatory Conversion.

              (a) Upon the effective date of an amendment to the Articles of Incorporation amending Article 4 increasing the total number of authorized shares is 70,000,000 and increasing the number of authorized shares of Common Stock is 65,000,000 (the "Mandatory Conversion Date"), (i) all outstanding shares of Series A Convertible Preferred Stock shall be automatically converted into shares of Common Stock, at the Conversion Rate, (ii) such shares may not be reissued by the Corporation as shares of such series and (iii) all outstanding options and warrants to acquire Series A Convertible Preferred Stock shall be automatically converted into options and warrants to acquire shares of Common Stock, at the then effective Conversion Rate and the price per Share of Common Stock will be equal to the fraction in which the numerator is 1 and the denominator is Conversion Rate.

(b) All holders of record of shares of Series A Convertible Preferred Stock shall be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Series A Convertible Preferred Stock pursuant to this Section 6. Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the Florida Business Corporation Act, to each record holder of Series A Convertible Preferred Stock. Upon receipt of such notice, each holder of shares of Series A Convertible Preferred Stock shall surrender his, her, or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 6. On the Mandatory Conversion Date, all outstanding shares of Series A Convertible Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Series A Convertible Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series A Convertible Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her, or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Series A Convertible Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his, her, or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Section 6(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(c) All certificates evidencing shares of Series A Convertible Preferred Stock that are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Series A Convertible Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Series A Convertible Preferred Stock may not be reissued as shares of such Series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Convertible Preferred Stock accordingly.

(d) No fractional shares of Common Stock shall be issued upon conversion of the Series A Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, fractional share shall be rounded up to a whole share.

3.2.1.7.  Waiver. Any of the rights, powers, or preferences of the holders of Series A Convertible Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of at least a majority of the shares of Series A Convertible Preferred Stock then outstanding.

ARTICLE IV.

The principal office and mailing address of this Corporation is China Fire Safety Group, Inc. 31200 Via Colinas, Suite 200, Westlake Village, CA 91362. The Board of Directors may, from time to time, change the street and post office address of the Corporation as well as the location of its principal office.

ARTICLE V

The number of directors may be either increased or decreased from time to time by the By-Laws but shall never be less than one.

ARTICLE VI

The Board of Directors of the Corporation is authorized and empowered from time to time in its discretion to make, alter, amend or repeal the By-laws of the Corporation, except as such power may be restricted or limited by Florida law.

ARTICLE VII

The Corporation shall indemnify, in the manner and to the fullest extent permitted by law, each person (or the estate of any such person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan orother enterprise. The indemnification provided for herein shall be made only as authorized in the specific case upon a determination, in the manner provided by law, that indemnification of the director, officer, employee or agent is proper under the circumstances. The Corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability that may be asserted against such person. To the fullest extent permitted by law, the indemnification provided herein shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, and, in the manner provided by law, any such expenses shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

ARTICLE VIII

This Corporation shall have perpetual existence.

ARTICLE IX

The Corporation expressly elects not to be governed by §607.0902 of the Florida Business Corporation Act, as it may be amended from time to time, relating to control share acquisitions.

ADOPTION OF AMENDMENTS

The amendment was approved by the shareholders. The number of votes cast for the amendments by the shareholders was sufficient for approval.

/s/ John Vogel
John Vogel
Chief Executive Officer